Aoxin Tianli Group, Inc. Regains Compliance with NASDAQ Capital Market Listing Requirements

WUHAN CITY, China, September 28, 2016 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced that it received notice from The Nasdaq Stock Market LLC ("NASDAQ") that it has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) (the "Rule"), which requires that the closing bid price per share of a listed company be at least $1.00 per share.

As previously announced, on September 21, 2015, NASDAQ notified the Company that the bid price of its common shares had closed at less than $1.00 per share over the previous 30 consecutive business days and, as a result, the Company was not in compliance with the Rule. On March 22, 2016, the Company received a letter from NASDAQ granting the Company an additional 180-day period, or until September 19, 2016, in which to regain compliance with the Rule.

On September 26, 2016, NASDAQ notified the Company that the closing bid price of the common shares had been $1.00 per share or greater for more than 10 consecutive business days, from September 9, 2016 to September 22, 2016. Accordingly, the Company has regained compliance with the Rule.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com